EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          Three Months Ended
                                                         Mar. 31      Mar. 31
                                                          1998          1997
                                                         -------      -------
                                                        (Thousands of dollars)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes.                      $79,508       $66,992
Amortization of capitalized interest                         610           530
Interest expense                                           5,863         5,465
Interest portion of rental expense                           607           655
                                                         -------       -------
Earnings                                                 $86,588       $73,642
                                                         =======       =======

Interest                                                 $ 7,076       $ 5,692
Interest portion of rental expense                           607           655
                                                         -------       -------
Fixed Charges                                            $ 7,683       $ 6,347
                                                         =======       =======

Ratio of Earnings to Fixed Charges                         11.27         11.60
                                                         =======       =======